EXHIBIT 99.1


               [Span-America Medical Systems. Inc. Logo Omitted]

Contact:    James D. Ferguson
            President and Chief Executive Officer
            (864) 288-8877, ext. 212

               SPAN-AMERICA MEDICAL SYSTEMS, INC. SETTLES LAWSUIT
                     AND AMENDS SHAREHOLDER RIGHTS AGREEMENT

GREENVILLE, S.C. (November 20, 2003) -- Span-America Medical Systems, Inc. (NASDAQ/NM:SPAN) announced today that it has recently settled a lawsuit previously filed by Mr. Jerry Zucker relating to certain aspects of the Company's shareholder rights agreement. In the settlement, Mr. Zucker agreed to dismiss his lawsuit, and the Company agreed to amend the shareholder rights agreement to remove certain language in a definition set forth therein. Under the settlement, neither party made any payment to the other.

The shareholder rights agreement was adopted by the Company's board of directors to preserve and protect long term shareholder value. Both a committee of independent directors and the full board of directors have previously concluded that the shareholder rights agreement is in the best interests of the Company and its shareholders.

In his suit, Mr. Zucker sought, among other relief, a court declaration that certain provisions of the shareholder rights agreement are unenforceable, and an injunction precluding the Company from interpreting the shareholder rights agreement to restrict certain actions that Mr. Zucker might take in the future. The Company believes that the shareholder rights agreement is enforceable in accordance with its terms.

In the settlement agreement, Mr. Zucker agreed to dismiss his lawsuit without prejudice in exchange for the Company agreeing to delete certain language in the definition of "Person" contained in the shareholder rights agreement. The Company believes removal of the language clarifies the scope of the definition of "Person" but will not significantly change the protections afforded the Company and its shareholders by the shareholder rights agreement.

A copy of the amendment to the shareholder rights agreement will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and as an exhibit to an amendment to the Company's Registration Statement on Form 8-A.

ABOUT SPAN-AMERICA MEDICAL SYSTEMS, INC.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol "SPAN."
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